ACTIVE/106766514.9

UNIFIRST CORPORATION

Insider Trading POLICY

This memorandum sets forth the policy of UniFirst Corporation and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.

PART I. OVERVIEW

A. To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers and employees, and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, stock appreciation rights, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

In addition, all directors, officers required to file reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and certain other designated employees must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”). Generally and among other matters, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities. You will be notified if you are required to comply with the Trading Procedures.

This Insider Trading Policy, including, if applicable, the Trading Procedures referenced herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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your spouse, child, parent, significant other or other family member, in each case, living in the same household;
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all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;

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all persons who execute trades on your behalf; and
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all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including as applicable the Trading Procedures referenced herein, by all of your Affiliated Persons.

In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures referenced herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

B. What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

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trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, stock appreciation rights, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;
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giving trading advice of any kind about the Company; and
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disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

This Insider Trading Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required

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by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made in compliance with the Trading Procedures.

The policy does apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C. What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officers (as defined below).

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

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projections of future earnings or losses, or other earnings guidance;
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earnings or revenue that are inconsistent with the consensus expectations of the investment community;
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potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
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pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
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changes in management or the Board of Directors;
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significant actual or threatened litigation or governmental investigations or major developments in such matters;
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a cybersecurity incident;

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significant developments regarding products, services, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
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changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
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potential defaults under the Company’s credit agreements or the existence of material liquidity deficiencies; and
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bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new contracts may clearly be material to an issuer; yet that does not mean that all contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading.

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The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

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disgorgement of the profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
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payment of criminal penalties of up to $5,000,000;
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payment of civil penalties of up to three times the profit made or loss avoided; and
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imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,559,314 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E. How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Company’s Chief Executive Officer or Chief Financial Officer (individually a “Compliance Officer,” and together, the “Compliance Officers”). In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to a Compliance Officer.

PART II. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all directors, officers and employees at the start of their employment or relationship with the Company.

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By clicking on the “Acknowledge and Agree” button at the top of this page, and in the pop-up screen that will follow, I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy for UniFirst Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

All directors, officers and employees will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications).

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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officers.

ADOPTED: July 11, 2024

EFFECTIVE: July 11, 2024